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[GIBSON, DUNN & CRUTCHER LLP LETTERHEAD]

                                                                  EXHIBIT 10.6


                               August 10, 2000

WRITER'S DIRECT DIAL NUMBER                                 OUR FILE NUMBER
     (415) 393-8390                                          L 97785-00004

VIA FACSIMILE
-------------

Robert H. Rau
Post Office Box 8043
Rancho Santa Fe, CA 92067
Fax: (858) 759-8961

     Re: RESIGNATION

Dear Bob:

     This is to confirm our conversation today with respect to your resignation from the Board of Willis Lease Finance Corporation ("Company"):

          1. You will continue to be covered by the Company's director and officer insurance policy for actions relating to your service as a director and in addition you will continue to be indemnified by the Company for actions relating to your service as a director pursuant to your indemnification agreement dated November 14, 1998, previously provided to you.

          2. A list of your stock options granted through June 15th is attached as Exhibit A. These options are vest in full immediately upon your resignation. You will have until December 31, 2001 to exercise these options.

          3. Upon your resignation you shall not longer be an affiliate of the Company. Please note that you will be responsible for filing a Form 4 within 10 days of your resignation disclosing your change in status. A copy of Form 4 is attached as Exhibit B. Of course, you remain responsible for insuring that you do not trade

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GIBSON, DUNN & CRUTCHER LLP

Robert H. Rau
August 10, 2000
Page 2

              on, or tip anyone else about, inside information you received as a director of the Company.

          4. As consideration for the other business opportunities that you passed up in order to make yourself available as a director of the Company during 2000 the Company will pay you the fees for the board and committee meetings it expects during the remainder of 2000. This would total $16,250,000. There are presently four board meetings scheduled for the remainder for the year
              (including last Friday's meeting which you were unable to attend because of the short notice). In addition we estimate these will be three audit committee meetings and three compensation committee meetings expected during the remainder of 2000. Exhibit C shows how this was calculated. Please note that half of your annual fee of $12,500 for the year 2000 has already been paid in stock shown in Exhibit A.

          5. As compensation for the successful negotiation of the agreement with Jim McBride the Company will pay you $7,500.

     The Company has sent a check to you for the amounts in paragraphs 4 and 5 by overnight courier today.

     I have attached a press release for your review as Exhibit D describing the circumstances of your resignation. Please initial this release and fax me a copy.

     Finally, I attach as Exhibit E a simple resignation letter for your use. Please fax this to me and to Jane Knapp at Willis.

                                       Very truly yours,

                                       /s/ Douglas D. Smith
                                       Douglas D. Smith

DDS/ip